Exhibit 99.1

     TRANS WORLD ENTERTAINMENT ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

     Albany, NY, March 1, 2007 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year 2006. For the quarter, total sales increased 28% to $586.7 million. The Company operated an average of 1,087 stores compared to an average of 791 stores in the fourth quarter of last year. In addition, the fourth quarter of 2006 contained fourteen weeks compared to thirteen weeks for the fourth quarter of 2005. Comparable store sales for the quarter decreased 6%. For the fourth quarter of 2006, the Company recorded net income of $36.4 million, or $1.12 per diluted share, including an extraordinary gain for unallocated negative goodwill of $3.6 million, net of income taxes, related to the acquisition of Musicland. Income before the extraordinary gain was $32.8 million, or $1.01 per diluted share. Net income for the fourth quarter of 2005, including the cumulative effect of a change in accounting principle related to the adoption of FIN 47, Accounting for Conditional Asset Retirement Obligations, was $20.0 million, or $0.64 per diluted share. Income before the cumulative effect of a change in accounting principle was $22.3 million or $0.71 per diluted share.

     For fiscal year 2006, total sales increased 19% to $1.471 billion. The Company operated an average of 1,044 stores compared to 801 during fiscal year 2005. In addition, fiscal year 2006 contained fifty-three weeks compared to fifty-two weeks for fiscal year 2005. Comparable store sales for fiscal year 2006 decreased 6%. Net income for fiscal 2006 was $10.2 million, or $0.32 per diluted share, including an extraordinary gain for unallocated negative goodwill of $8.9 million, net of income taxes, related to the acquisition of Musicland. Income before extraordinary gain was $1.3 million, or $0.04 per diluted share. Net income in 2005 was $0.6 million, or $0.02 per diluted share, including the cumulative effect of a change in accounting principle related to the adoption of FIN 47, Accounting for Conditional Asset Retirement Obligations, of $2.3 million, net of income taxes. Income for fiscal 2005, before the cumulative effect of a change in accounting principle was $2.9 million, or $0.09 per diluted share.

     “We were disappointed with our 2006 results,” commented Robert J. Higgins, Trans World’s Chairman and CEO. “For 2007, we are committed to improve our operations through strengthening our brand, increasing sales in our core categories, while expanding into other product lines, and improving our selling culture and in-store experience. While we remain cautious in this challenging environment, we also remain optimistic about our transition to be the preferred retailer of all things entertainment.”

     Trans World Entertainment is a leading specialty retailer of music, video and video games and related products. The Company operates nearly 1,000 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico under various brands. The Company is in the process of consolidating the majority of its stores (Coconuts Music and Movies, Strawberries Music, Wherehouse,

Sam Goody and Spec’s) under the name f.y.e. for your entertainment. The Company also operates over 130 video only stores primarily under the Suncoast brand and on the web at www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

INCOME STATEMENTS:

	Fourteen and Thirteen
(in millions, except per share data)	Weeks Ended (1)				Fiscal Year Ended (2)

	February 3,	% to	January 28,	% to	February 3,	% to	January 28,	% to
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

Sales	$586.7		$458.6		$1,471.2		$1,238.5

Cost of sales	382.9	65.3%	307.4	67.0%	952.0	64.7%	806.9	65.1%

Gross profit	203.8	34.7%	151.2	33.0%	519.2	35.3%	431.6	34.9%

Selling, general and
administrative expenses	137.0	23.3%	106.7	23.3%	482.4	32.8%	392.8	31.7%

Depreciation and amortization	9.3	1.7%	8.8	1.9%	36.8	2.5%	34.0	2.8%

Income from operations	57.5	9.7%	35.7	7.8%	0.0	0.0%	4.8	0.4%

Other income	(0.4)	-0.1%	(0.6)	-0.1%	(4.4)	-0.3%	(2.2)	-0.2%
Interest expense	1.4	0.2%	1.0	0.1%	5.5	0.4%	3.0	0.3%

Income (loss) before income taxes, extraordinary
gain - unallocated goodwill and cumulative effect of
change in accounting principle	56.5	9.6%	35.3	7.8%	(1.1)	-0.1%	4.0	0.3%

Income tax expense (benefit)	23.7	4.0%	13.0	2.8%	(2.4)	-0.2%	1.1	0.1%

Income before extraordinary gain - unallocated
goodwill and cumulative effect of change in
accounting principle	$32.8	5.6%	$22.3	5.0%	$1.3	0.1%	$2.9	0.2%
Extraordinary gain - unallocated negative goodwill,
net of income taxes	3.6	0.6%	-	0.0%	8.9	0.6%	-	0.0%
Cumulative effect of change in accounting principle,
net of income taxes	-	0.0%	(2.3)	-0.5%	-	0.0%	(2.3)	-0.2%

Net income	$36.4	6.2%	$20.0	4.5%	$10.2	0.7%	$0.6	0.0%

Basic earnings per common share:
Earnings per share before extraordinary gain -
unallocated negative goodwill and cumulative effect
of change in accounting principle, net of income
taxes	$1.06		$0.72		$0.04		$0.09

Extraordinary gain - unallocated negative goodwill,
net of income taxes	0.12		-		0.29		-

Cumulative effect of change in accounting principle,
net of income taxes	-		(0.07)		-		(0.07)

Basic earnings per common share	$1.18		$0.65		$0.33		$0.02

Weighted average number of
common shares outstanding	30.9		30.8		30.8		32.0

Diluted earnings per common share:
Earnings per share before extraordinary gain -
unallocated negative goodwill and cumulative effect
of change in accounting principle, net of income
taxes	$1.01		$0.71		$0.04		$0.09

Extraordinary gain - unallocated negative goodwill,
net of income taxes	0.11		-		0.28		-

Cumulative effect of change in accounting principle,
net of income taxes	-		(0.07)		-		(0.07)

Diluted earnings per common share	$1.12		$0.64		$0.32		$0.02

Weighted average number of
common shares outstanding	32.4		31.5		32.0		32.1

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
Cash and cash equivalents					$118.6		$197.2
Merchandise inventory					504.9		402.7
Fixed assets (net)					138.9		132.5
Accounts payable					311.3		307.7
Long-term debt and capital lease obligations, less current portion					16.1		19.5

Stores in operation					992		782

(1)	- The fourth fiscal quarter ended February 3, 2007 contains 14 weeks. The fourth fiscal quarter ended January 28, 2006 contains 13 weeks.

(2)	- The fiscal year ended February 3, 2007 contains 53 weeks. The fiscal year ended January 28, 2006 contains 52 weeks.